UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

January 25, 2013

INNOVUS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

000-52991	87-0324697
(Commission File Number)	(IRS Employer Identification No.)

4275 Executive Square, Suite 207, San Diego CA, 92037

(Address of Principal Executive Offices)      (Zip Code)

858-964-5123

(Registrant's Telephone Number, Including Area Code)

80 W. Sierra Madre Blvd., #392, Sierra Madre, CA 91024

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   ☐   Pre-commencement communications pursuant to Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See disclosure in Item 2.03 below regarding amendment of outstanding 8% convertible debentures issued January 2012.

Item 2.03    Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 29, 2013, we agreed with each holder of outstanding 8% convertible debentures issued in January 2012, to extend the maturity date of such debentures to January 13, 2014. The outstanding notes have an aggregate principal amount of $162,668. The other terms of these convertible debentures are described in our Form 10-Q for the period ended March 31, 2012. Such terms provide that such debentures will be payable upon completion of a financing of a minimum of $4 million if such completion occurs before the maturity date. Three of these debentures are held by directors Vivian Liu ($50,000 in principal amount), Henry Esber ($13,000 in principal amount) and Ziad Mirza ($5,000 in principal amount).

These amendments did not affect the 8% convertible debentures issued in January 2013 to Dr. Esber and Bassam Damaj, our President and Chief Executive Officer.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2013, Ramon Jadra informed us that due to other professional commitments, he needed to revoke his acceptance of the appointment to our Board of Directors. His resignation was effective on January 25, 2013. Mr. Jadra’s resignation was not due to any disagreement with our company on any matter related to our company’s operations, policies or practices.

Item 8.01   Other Events.

On January 28, 2013, we paid in full the principal and accrued interest on the $50,000 promissory note to Dawson James Securities, Inc. described in our Form 10-K for the year ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 30, 2013

By: /s/ Bassam Damaj

Name:   Bassam Damaj

Title:  President and Chief Executive Officer